Exhibit 10.7

Notice of Grant of Award and Restricted Stock Unit Agreement	Fair Isaac Corporation ID: 94-1499887 901 Marquette Avenue, Suite 3200 Minneapolis, MN 55402

Name Address City State Zip	Award Number: Plan:

Effective                     , you have been granted an award of             Restricted Stock Units. These units are restricted until the vesting date(s) shown below, at which time you will receive shares of Fair Isaac Corporation (the “Company”) common stock.

The award will vest in increments on the date(s) shown below.

Shares	Vesting Date

By your signature below, you acknowledge that this award is granted under and governed by the terms and conditions of the Company’s 2012 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement, which are attached to and made a part of this document.

Date

Fair Isaac Corporation

Name	Date
Page 1 of 1 Date: Time:

Fair Isaac Corporation

2012 Long-Term Incentive Plan

Director Restricted Stock Unit Award Agreement

Terms and Conditions*

1.	Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Units specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company or its agent. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.	Restrictions on Units. Neither this Award nor the Units subject to this Award may be assigned or transferred other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a qualified domestic relations order, or (iii) by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933). Following any such transfer, this Award and the Units subject to this Award shall continue to be subject to the same terms and conditions that were applicable to them immediately prior to the transfer. The Units and the right you or your permitted transferee has to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 of this Agreement until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.	Vesting of Units.

(a) Scheduled Vesting. If you remain a director of the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the vesting schedule on the cover page of this Agreement.

(b) Accelerated Vesting. Vesting of the Units will be accelerated if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting will also be accelerated under the circumstances described in Section 13(d) of the Plan or upon a Change in Control and may be accelerated by action of the Committee in accordance with Section 3(b)(2) of the Plan.

4.	Service Requirement. Except as otherwise provided in accordance with Section 3(b) of this Agreement, if you cease to be a director of the Company or any of its Affiliates prior to the vesting date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

*	To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

5.	Settlement of Units. After any Units vest pursuant to Section 3 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account designated by you and acceptable to the Company, or by another method provided by the Company, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

6.	Withholding Taxes. You are responsible for paying any withholding taxes that may be due as a result of the issuance of Shares pursuant to the settlement of the Units. The Company will not withhold any taxes on your behalf

7.	No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5 of this Agreement.

8.	Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.	Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.	Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

By accepting this Award in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan document.

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